Exhibit 10.3

December 6, 2017

Steve Filton

Executive Vice President & CFO

UHS of Delaware, Inc.

367 South Gulph Road

King of Prussia, PA 19406

Dear Steve;

The Board of Trustees of Universal Health Realty Income Trust, at today’s meeting, authorized the renewal of the current Advisory Agreement between Universal Health Realty Income Trust and UHS of Delaware, Inc. (“Agreement”) upon the same terms and conditions.

This letter constitutes Universal Health Realty Income Trust’s offer to renew the Agreement, through December 31, 2018, upon the same terms and conditions.  Please acknowledge UHS of Delaware’s acceptance of this offer by signing in the space provided below and returning one copy of this letter to me.  Thank you.

Sincerely,

/s/ Cheryl K. Ramagano

Cheryl K. Ramagano

Vice President and Treasurer

Agreed and Accepted:

UHS OF DELAWARE, INC.

By: /s/ Steve Filton

Steve Filton

Executive Vice President and CFO

CC:Charles Boyle